Exhibit 99.1

RAM Holdings Reports First Quarter 2007 Earnings

HAMILTON, Bermuda, May 3, 2007 (BUSINESS WIRE) -- RAM Holdings Ltd. (NASDAQ:RAMR) (RAM) today reported first quarter net income of $14.3 million, or $0.52 per diluted share, increases of 117% and 108%, respectively, in comparison to the first quarter of 2006, when comparable measures were $6.6 million of net income and $0.25 per diluted share. Net income benefited as a result of a negative $1.0 million incurred loss provision in the 2007 first quarter that was occasioned by a reduction in case reserves and an increase in recoverables totaling $0.9 million relating to two claims. Earnings per diluted share in the quarter do not reflect dividends on the Company’s 7.5% non-cumulative preference shares ($75 million issued in December, 2006), as those dividends are expected to be declared and recognized in the second and fourth quarter of each year to meet the scheduled dividend payments in June and December.

While net income and net income per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other information because Company management as well as many research analysts and investors evaluate financial performance on the basis of operating earnings, which excludes realized gains or losses on investments and unrealized gains or losses on credit derivatives (collectively termed “net security gains and losses”). Some research analysts and investors further evaluate earnings by excluding the net income impact of refundings (accelerated premiums and associated earnings) from operating earnings to produce what is referred to as “core” earnings. The following table provides comparisons of operating earnings and core earnings for the 2007 and 2006 first quarters:

Earnings Per Diluted Share	First Quarter

	2007	2006	% change

Net income per diluted share	$0.52	$0.25	108%
Effect of net security (gains)/losses	0.00	0.01	--
Operating earnings	0.52	0.26	100%
Effect of refundings	(0.05)	(0.02)	150%
Core earnings	$0.47	$0.24	96%

Note: Operating and core earnings are non-GAAP measures presented here to facilitate analysis that is frequently undertaken by research analysts and investors in assessing the performance of RAM.

As illustrated above, 2007 GAAP-basis net income per diluted share increased by more than 100% for the quarter compared to 2006; operating earnings increased by 100%; and core earnings per diluted share increased at 96% .

RAM Chief Executive Officer Vernon Endo commented that “We’re pleased with our first quarter financial performance. While it is appropriate to note that earnings per diluted share do not include a pro-rated portion of the annual cost of our preference shares, which would be approximately $1.4 million or $0.05 per diluted share, our strong growth in net income and earnings per share illustrate both the continuing growth of our in-force assumed reinsurance portfolio as well as the anticipated normalization of our operating expenses relative to prior years. We’re also off to a pretty good start on 2007 business production and we’re hopeful that our most recent new treaty, which was effective at the beginning of the second quarter, will enable us to continue to show growth in business production during the remainder of the year.”

Summary of Operating Results

Net premiums written in the quarter totaled $22.2 million, 52% above the somewhat weak $14.6 million of net premiums written in the first quarter of 2006. About two-thirds of first quarter written premiums is associated with public finance business and premiums from treaty business provided more than 90% of written premiums.

Adjusted premiums written in the first quarter were $26.9 million, a 31% increase over the comparable quarter in 2006. Adjusted premiums written is a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter (note: present value of installment premiums is reported by RAM at a one-quarter lag). Premiums written by product line and adjusted premiums written are provided in the table below:

	First Quarter

Adjusted Premiums Written
(in $ millions)
	2007	2006	% change

Premiums Written
Public Finance	14.9	8.9	67.4%
Structured Finance	7.3	5.7	28.1%

Net Premiums Written	22.2	14.6	52.1%
less Installment Premiums Written	7.7	6.9	11.6%

Upfront Premiums	14.5	7.7	88.3%
PV Installment Premiums on New Business	12.4	12.7	-2.4%

Adjusted Premiums Written	26.9	20.4	31.4%

The growth achieved in adjusted premiums written reflects strong increases in public finance business, which was 48% above the prior year’s first quarter, and both U.S. and International public finance adjusted premiums written were up substantially. Structured finance grew at a lesser but still healthy rate of 12%, with the primary source of growth in U.S. business.

Earned premiums in the quarter of $14.0 million are 31% greater than the $10.7 million level in the first quarter of 2006. Eliminating $1.9 million in accelerated premiums from refundings from total earned premiums, “core” earned premiums in first quarter are 20% above 2006, which included $0.6 million in refundings.

Net investment income for the quarter reached $7.6 million, 41% above the $5.4 million of net investment income recorded in the first quarter of 2006. The substantial growth in investment income in 2007 over the comparison period reflects a 34% increase in cash and invested assets from first quarter 2006 to first quarter 2007, as well as modestly increased book yield. Neither realized gains or losses on investment sales nor unrealized losses on credit derivatives were material in either the 2007 or 2006 first quarters.

Incurred losses and loss adjustment expenses were ($1.0) million in the 2007 first quarter, generating a loss ratio of (7.3%) . This result compares favorably to $1.1 million of incurred losses in the comparable 2006 period, when RAM recorded a loss ratio of 10.3%, a level which the Company considers a more typical loss level. The negative incurred losses principally result from a reduction in a case reserve and an increase in a recoverable estimate related to two claims. In the case of one of these claims we lowered our year-end loss estimate because of a settlement agreement achieved by the ceding company, while the increase in recoverable reflects the favorable outcome from the work of another ceding company to reduce a loss in which we made a claim payment. Although this sort of activity on individual claims is relatively commonplace in our business, and despite the fact that RAM has reported negative incurred losses in three of its most recent four quarters, we note that we regard it as unusual when aggregate loss activity during a quarter results in negative incurred losses.

Acquisition expenses of $4.9 million in the quarter are closely related to earned premiums and the first quarter 2007 ratio of acquisition expenses to earned premium of 34.8% compares favorably to the 2006 ratio of 36.8% . Operating expenses of $2.7 million are 22.9%, or $0.8 million, below the level in the first quarter of 2006, as the first quarter of 2006 included certain expenses related to the Company’s public offering. Combining acquisition and operating expenses as a percentage of earned premiums, RAM’s total expense ratio was 54.3% in the first quarter of 2007, a substantial improvement over the comparable 2006 ratio of 69.9% .

Interest expense of $0.7 million in the quarter is at the same level as in 2006 comparison periods. Dividends on the preference shares issued by the Company in late 2006 are expected to be declared on an ongoing basis in each of the second and fourth quarters of the year and are anticipated to reduce net income available to common shareholders by approximately $2.8 million in each of those quarterly reporting periods.

Balance Sheet

Total assets of $732.7 million as of the end of the first quarter, are 3% or $20.8 million above the level at year-end 2006, with the increase reflecting primarily cash flows from operations. Shareholders’ equity of $395.3 million is $16.0 million or 4% above the level at December 31, 2006. Book value per share is $14.51, an increase of just over 4% during the quarter. Adjusted book value (ABV) per share, a non-GAAP measure, rose by about 4% from year-end 2006 to $23.35 at the end of the quarter.

Forward-Looking Statements

This release contains statements that may be considered “forward-looking statements.” These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us or our customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor’s or Moody’s; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company’s reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.

Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses and unrealized gains or losses on credit derivatives. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.

Core earnings: Core earnings is frequently derived by analysts to assess the Company’s results exclusive of the earnings impact of accelerated premiums from refundings because refundings are episodic and a less predictable component of earned premium and income.

Adjusted Premiums Written: Adjusted premiums written are a meaningful measure of the value of insurance business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period.

Thus, adjusted premiums written provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from business reinsured in prior periods.

Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that is viewed as useful to investors and analysts in obtaining a measure of the value of the Company. The items that contribute to adjusted book value do not require additional future performance obligation by the Company and so ABV provides an indication of the Company’s value in the absence of new business activity. ABV is not a substitute for GAAP book value but does provide additional information when viewed in conjunction with GAAP book value.

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

     RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at March 31, 2007 and December 31, 2006
(dollars in thousands)

	March 31, 2007	December 31, 2006
Assets
Investments: Fixed-maturity securities held as available for sale,	$589,666	$568,630
at fair value (Amortized Cost: $593,588 and $574,127)
Cash and cash equivalents	48,298	51,948
Accrued investment income	4,655	5,227
Premiums receivable	2,627	3,464
Recoverable on paid losses	2,144	916
Deferred policy acquisition costs	76,203	73,838
Prepaid reinsurance premiums	2,063	2,091
Fixed assets	62	73
Deferred expenses	1,876	1,917
Prepaid expenses	1,582	185
Other assets	3,546	3,614
Total Assets	$732,722	$711,903

Liabilities and Shareholders' Equity
Liabilities:
Loss and loss expense reserve	$13,921	$14,506
Unearned premiums	202,498	194,322
Reinsurance balances payable	0	1,211
Accounts payable and accrued liabilities	2,592	3,458
Long-term debt	40,000	40,000
Redeemable preferred shares: $1,000 par value; authorized shares - 75,000; issued and outstanding shares - 75,000	75,000	75,000
Accrued interest payable	-	693
Share based compensation liability	-	-
Other liabilities	3,411	3,446
Total Liabilities	337,422	332,636
Shareholders' Equity:
Common stock: $0.10 par value; authorized shares - 100,000,000 and 45,000,000;	2,723	2,723
Issued and outstanding shares -27,234,755 shares at March 31, 2007 and December 31, 2006
Additional paid-in capital	227,572	227,437
Accumulated other comprehensive income	(3,922)	(5,497)
Retained earnings	168,927	154,604
Total Shareholders' Equity	395,300	379,267

Total Liabilities and Shareholders' Equity	$732,722	$711,903

     RAM Holdings Ltd.
Consolidated Statements of Income
(unaudited)
For the three months ended March 31, 2007 and 2006
(dollars in thousands except per share amounts)

	Three Months Ended March 31
	2007	2006
	Consolidated	Combined
Revenues
Gross premiums written	$22,158	$14,576
Ceded premiums
Net premiums written	$22,158	$14,576
Change in unearned premiums	(8,204)	(3,870)
Premiums earned	13,954	10,706
Net investment income	7,645	5,395
Net realized gains (losses) on sale of investments	-	(220)
Net unrealized gains (losses) on credit derivatives	(30)	(3)
Total revenues	21,569	15,878
Expenses
Losses and loss adjustment expenses	(1,014)	1,099
Acquisition expenses	4,857	3,945
Operating expenses	2,720	3,539
Interest expense	682	682
Total expenses	7,245	9,265
Net income	$14,324	$6,613
Net Income available to common shareholders	$14,324	$6,613
Net income per common share:
Basic	$0.53	$0.26
Diluted	0.52	0.25
Weighted-average number of common shares outstanding:
Basic	27,234,755	25,884,755
Diluted	27,317,465	25,943,860

Operating Earnings
Net income	$14,324	$6,613
Less: Realized gains (losses) on investments	-	220
Less: Unrealized gains (losses) on credit derivatives	30	3
Operating Earnings	$14,354	$6,836
Net income per common share	$0.53	$0.25
Less: Realized gains (losses) on investments	0.00	0.01
Less: Unrealized gains (losses) on credit derivatives	0.00	-
Operating earnings per share	$0.53	$0.26

Adjusted Book Value	March 31, 2007	December 31, 2006
Book Value Per Share	$14.51	$13.93
Shareholder's Equity (Book Value)	395,300	379,267
Unearned premiums	202,498	194,322
Prepaid reinsurance premiums	2,063	2,091
Deferred Acquisition Costs	76,203	73,838
Present Value of Installment Premiums	112,673	109,303
Unrealized Gains (Losses) on Investments	(3,922)	(5,497)
Adjusted Book Value Per Share	$23.35	$22.49

	1st Quarter
	2007	2006
	(in thousands)

Net Par Written	$2,334,267	$2,099,601

GAAP Net Premiums Written	$22,158	$14,576
Less: Net Installment Premiums Written	$7,689	$6,835
Net Upfront Premiums Written	$14,469	$7,741
Plus: PV of Installment Net Premiums Written	$12,410	$12,684
Net Adjusted Premiums Written	$26,879	$20,425

Contact:

RAM Holdings Ltd.,
Hamilton Richard Lutenski, 441-298-2107
rlutenski@ramre.bm
or Victoria Guest, 441-298-2116
vguest@ramre.bm